EXHIBIT 10.1

Strategic Alliance Agreement

This Strategic Alliance Agreement (“SAA”) is entered into by and between Magnegas Corporation (“MNGA”) and United Gas Company a United Arab Emirates company (“UNIGAS”) entered into on this 5th day of November, 2009.

1.           Recitals

Whereas, MNGA is a corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida.

Whereas UNIGAS is a company organized and existing under the laws of the UAE with its principle place of business in UAE.

Whereas, MNGA and UNIGAS are desirous to enter into a collaboration for promotion of the technology in the United Arab Emirates region of the Middle East.  The focus of the promotion will be specifically for UNIGAS to replace existing metal working fuel sales with Magnegas.  UNIGAS is a fuel distributor in the UAE and has identified Magnegas as a potential green fuel replacement for Acetylene and other metal working fuels.

MNGA and UNIGAS agree to the following:

2.           Responsibilities for a Strategic Alliance

(a)	MNGA will provide the technical know-how and related support regarding the Magnegas Technology, its byproducts and use thereof
(b)	UNIGAS will provide the local promotional and analysis to determine the best method for entering the market profitability.
(c)
UNIGAS is desirous of analyzing the potential of becoming an exclusive distributor of Magnegas for the region, including the purchase of equipment directly from Magnegas Corporation so the UNIGAS can produce fuel locally in the UAE region.

3.           Scope of Alliance

a)           The alliance will focus on the following:
I.           Selling Plasma ARC Flow equipment to convert sewage and other liquid waste to irrigation water and fuel for the UAE region.

4.           This is a NON-EXCLUSIVE Agreement

5.           Website Links and Image Authorization
  www.magnegas.com
  www.UNIGASTT.com

MNGA and UNIGAS authorize each other to be named as a “Partner” on each others website with a corporate logo linking to its website.

MNGA and UNIGAS have the right to withdraw from this agreement at any time.  The other party has to delete all logos, references or links from its website upon written demand not later than 3 days after receiving this demand by e-mail and/or fax.

DATED: 11/9/2009	By:	/s/ Ahmad Abd Al Bari
Ahmad Abd Al Bari, UNIGAS

DATED: 11/16/2009	By:	/s/ Dr. Ruggero Santilli
Dr. Ruggero Santilli, Magnegas Corporation